EXHIBIT 99.1

USA Equities Corp. Reports First Quarter 2021 Financial Results

and

Announces Upcoming Presentation at the University of Miami

●	Substantial Sequential Increase in Revenue and Gross Margin
●	Growth in Customer Base and Revenue Per Customer Compared to Q4 2020
●	Company Expects Sequential Increase in Gross Margin in Q2 2021
●	USAQ Medical Advisory Board Presenting at the University of Miami Miller School of Medicine CME Workshop on June 26, 2021

West Palm Beach, FL – May 18, 2021 – USA Equities Corp. (OTCQB: USAQ), a company focused on value-based healthcare solutions and physician-directed digital medicine, today announces its first-quarter financial results for the period ended March 31, 2021, reporting strong sequential growth and setting expectations for the second quarter.

“We made excellent progress executing on our financial and strategic priorities in the first quarter of 2021,” stated USAQ Chief Executive Officer Troy Grogan. “On a sequential basis, our revenue more than doubled to approximately $304,000, while gross margin improved 370 basis points to 43.9%. This growth is due to increased sales of allergy diagnostic kits and immunotherapy treatments as well as expansion of our customer base We also saw continued momentum in April, and currently expect an increase in revenue and gross margin in the second quarter of 2021.”

Business Highlights

“From a strategic perspective, several significant accomplishments in the quarter further strengthened our business model and management team. We amended our distribution agreement with MedScience Research Group regarding AllergiEnd®’s allergy diagnostic and Allergen immunotherapy products; as a result, our distribution fee payment to MedScience was reduced by 20%, which will substantially increase our gross margin beginning with the second quarter of 2021. We also announced the appointment of Michael Mangus to our advisory and physician network development team. Mike is a highly experienced and respected executive in the medical device and technology industry, and I believe he will be a valuable addition as we further commercialize our digital medicine and virtual care technologies,” stated Grogan.

“Additionally, increased visibility of USAQ in the industry through participation in continuing medical education programs focused on our core markets is contributing to our success. As the number of potential physician clients for our products and services contacted by us expands, so does the level of positive customer feedback we receive. For example, in March, five of our medical advisory board members presented at the inaugural University of Miami Allergy Diagnostics and Allergen Immunotherapy Virtual CME event. Our team will also participate in a similar workshop at the University of Miami’s Miller School of Medicine on June 26, 2021. Through these events, we are able to further educate medical practitioners regarding our solutions to enhance patient quality of life through physician-directed digital medicine as well as driving revenue opportunities for physicians in their own practices.

“In sum, we believe we are in the early stages of building a robust medical device technology and software platform supported by significant recurring revenue, large and growing addressable markets, and a highly energized management and advisory team. Our targeted solutions enable primary care physicians to provide preventive solutions with value-based digital tools to evaluate and treat chronic disease through reimbursable procedures. Over time, we expect to launch additional products and services which will further grow our revenue per customer and client base while leveraging our cost structure,” concluded Grogan.

First Quarter 2021 Financial Results

*USAQ began selling AllergiEnd® Allergy Diagnostics and Allergen Immunotherapy treatments in the fourth quarter of 2020.

●	Revenues for the three months ended March 31, 2021, were $304,336, an increase over revenues of $124,532 reported in the fourth quarter of 2020 due to growth in both Allergy Diagnostic Kits and Immunotherapy Treatment sales, which the Company initiated in the fourth quarter of 2020.
●	First-quarter 2021 sales of Allergy Diagnostic Kits were $187,040 compared to fourth-quarter 2020 sales of $77,210; first-quarter 2021 sales of Immunotherapy Treatments were $107,853 compared to sales of $43,586 in the prior quarter.
●	The Company generated gross profit of $133,579, or a gross margin of approximately 43.9%, in first quarter 2021 compared to gross profit of $50,093 or a gross margin of 40.2% in fourth quarter 2020. The increase was primarily attributable to the larger base of sales as well as customer and product mix.
●	Sales and marketing expenses of $111,688 in first quarter 2021 compared to $66,120 for fourth quarter 2020, as we hired additional personnel and further expanded the launch of our products.
●	General and administrative expenses of $70,127 in first quarter 2021 compared to $94,343 in fourth quarter 2020.

About USA Equities Corp.

USA Equities Corp. (OTCQB: USAQ) is focused on providing value-based healthcare solutions, clinical informatics and algorithmic personalized medicine including digital therapeutics, behavior-based remote patient monitoring, chronic care and preventive medicine. The Company’s products are intended to allow general practice physicians to increase revenues by cost effectively diagnosing and treating chronic diseases that are generally referred to specialists. The Company’s products and information service portfolio are directed toward prevention, early detection, management and reversal of allergies, cardio-metabolic and other chronic diseases. Our principal objectives are to develop proprietary software tools, point of care devices and approaches, providing more granular, timely and specific clinical decision-making information for practicing physicians and other health care providers to address today’s allergy prone, obese, diabetic and cardiovascular disease population.

For additional information, visit the Company’s website at www.USAQCorp.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products and potential future results and acquisitions, are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may’, ‘could’, ‘believes’, ‘estimates’, ‘targets’, ‘expects’, or ‘intends’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products and the acceptance of these products, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor & Media Contact:

Olivia Giamanco
USA Equities Corp
(929) 379-6503
IR@USAQCORP.COM